Exhibit 10.01

Plant Lease Contract

(Contract No.: SWH (2021) No.          )

Party A (Lessor): Shanghai Shengyu Culture Development Co., Ltd.

Address: No.185 Zhangjiang Road, Pudong New Area, Shanghai

Post Code: 201203

Legal Representative: MINGFU LU

Contact: MIN MIAO    Tel.: [***]

Party B (Lessee): ACM Research (Shanghai), Inc.

Address: Building 4, No.1690 Cailun Road, Zhangjiang, Pudong, Shanghai

Post Code: 201203

Legal Representative: HUI WANG

Contact: JIAN WANG   Tel: [***]

In accordance with the Contract Law of the People’s Republic of China, the Regulations of Shanghai Municipality on House Leasing and other laws and regulations, Party A and Party B, on the basis of equality, voluntariness, fairness and good faith, through negotiation, hereby enter into this Contract with respect to the lease of the plant, which is legally tenantable, to Party B by Party A.

Article 1 Overview of the Plant on Lease

1.1 The plant leased by Party A to Party B is located in the whole Building 4, No. 365 Chuanhong Road, Shanghai (the “Plant”). The Plant has a total rental floor area of 9,854.76 square meters (subject to the area approved in the certificate of real estate ownership), of which the area of the first floor is 4,734.3 square meters, and the area of the second floor is 5,120.46 square meters. The corresponding plans are shown in Annex II hereto.

1.2 Party A, as the owner of the Plant, establishes a leasing relationship with Party B. Before execution of this Contract, Party A has presented to Party B the Certificate of Land Use Right and the Certificate of Real Estate Ownership concerning the Plant (see Annex I hereto for the said Certificate of Real Estate Ownership No. [HFDPZ (2011)

No. 068242], and has informed Party B that the land corresponding to the Plant has been mortgaged while providing the Commitment on Mortgage.

Article 2 Use Nature and Production Purpose of the Leased Plant

2.1 The Plant shall, in nature, be used for production as an industrial plant.

2.2 Party A has checked the Business License and corresponding production/operation qualification certificates of Party B. Party B undertakes to lease the Plant from Party A for semiconductor equipment assembly, storage and office work in strict accordance with the approved production and business scope as well as the production and use nature of the Plant.

2.3 Party B guarantees that during the lease term, without the written consent of Party A and the approval of safety production supervision, fire control and other relevant authorities according to the regulations, it will not change the production and use nature of the Plant for product production and business activities other than those specified in the preceding paragraph.

Article 3 Delivery Date and Lease Term

3.1 Both Parties agree that Party A shall deliver to Party B the second floor of the Plant before February 1, 2021 and the first floor thereof before March 1, 2021. The rent-free period shall last from March 1, 2021 to April 10, 2021 for the first floor, and from February 1, 2021 to March 31, 2021 for the second floor. During the rent-free period, the water, electricity, gas and other public utilities expenses and property management fees, etc., incurred in the use of the Plant shall be for the account of Party B. On this regard, the property management fees shall be payable from March 1, 2021 as to the first floor, and from February 1, 2021 as to the second floor. The lease term shall commence from February 1, 2021 and end on January 15, 2023.

3.2 Upon expiration of the lease term, Party B shall re-deliver the Plant as scheduled. Party B shall, if it needs to renew the lease, submit a written request for renewal to Party A three months before the expiration of the lease term. With the consent of Party A, both Parties shall enter into a separate lease agreement on the renewal. Party A agrees to fix the renewal rent of the Plant after re-negotiation according to the market price, and that Party B has the priority to renew the lease under the same lease conditions.

Article 4 Rent, Payment Method and Time Limit

4.1 Both Parties agree that the rent of the Plant shall be RMB1.5 per square meter per day. Accordingly, the monthly rent including tax shall be RMB449,623 (in words: Renminbi Four Hundred and Forty Nine Thousand Six Hundred and Twenty Three only), on the basis of 365 days a year.

Party A shall, within 3 days after receiving the rent of the Plant, issue the rent-related invoice (in form of special VAT invoice) to Party B.

4.2 During the lease term, the rent shall be paid on a three-month period basis. Both Parties agree that Party B is not required to pay any rent to Party A during the rent-free period.

Within 10 working days upon execution hereof, Party B shall pay Party A the “deposit” (as defined in Article 5) and the property management fees (as defined in the “Supplementary Agreement” and “Annex III”). From March 16, 2021, Party B shall pay Party A the rent of the next period on schedule. The first-period rent shall be RMB1,277,854 (in words: Renminbi One Million Two Hundred and Seventy Seven Thousand Eight Hundred and Fifty Four only). Starting from the second period, the rent for each period comprising three months shall total to RMB1,348,869 (in words: Renminbi One Million Three Hundred and Forty Eight Thousand Eight Hundred and Sixty Nine only). Party B shall, 10 days before the expiration of the previous period, pay Party A the rent for the next period in a lump sum, or shall, in case of delay in the payment, be subject to a late fee at 0.5% of the then-current daily rent for each day of delay. For the schedule and amount of rent payment, please refer to Annex III “Details of Rent Payment”.

4.3 Party B shall remit the rent to the following bank account of Party A by check or transfer:

Account Name: [***]

Opening Bank: [***]

Bank Account No.: [***]

Article 5 Deposit and Other Expenses

5.1 Both Parties agree that Party B shall, within five working days after the execution hereof, pay Party A RMB899,246 (in words: Renminbi Eight Hundred and Ninety Nine Thousand Two Hundred and Forty Six only) as the deposit hereunder. Where the rent grows, Party B shall pay additional deposit to Party A.

5.2 During the lease term, the water, electricity, gas and other public utilities expenses and property management fees incurred in using the Plant shall be borne by Party B, expenses other than which shall be borne by Party A.

5.3 During the lease term, Party B shall go through the relevant EIA and fire control procedures on its own at its own expense and risk, for which Party A shall provide necessary assistance.

5.4 During the lease term, the fire alarm system of the area leased by Party B shall be connected to the central control system of the park, with the central control system to  be monitored by the property management company in accordance with laws and regulations. In case of an alarm, both Parties shall take emergency measures timely.

5.5 Party B shall, if the fire alarm point is changed due to its reasonable use and decoration, cooperate to complete the modification of central control procedure free of charge.

Article 6 Requirements for Use of Plant

6.1 During the lease term, Party B shall, whenever it finds any damage or failure of the Plant and its ancillary facilities, or any damage caused by the fault of a third party, promptly notify Party A for the latter to make repairs. Party A shall, within five days upon receipt of the notice from Party B, repair the same and bear the expenses therefor. In case of failure to repair within the time limit, Party B may proceed with the repair work on behalf of Party A at Party A’s expense.

6.2 During the lease term, Party B shall reasonably use and take good care of the Plant and its ancillary facilities. In case of damage or failure of the Plant and its ancillary facilities due to improper or unreasonable use by Party B, Party B shall be responsible for the repair. If Party B refuses to repair, Party A may proceed with the repair work on behalf of Party B at Party B’s expense.

6.3 During the lease term, Party A shall ensure that the Plant together with the corresponding facilities and equipment are in normal usable and safe condition. Party A shall give Party B a prior five-day notice in case of a plan to inspect the Plant to fulfill its safety management duties, in which Party B shall cooperate, provided, however, that the inspection shall not affect Party B’s normal business activities. Party A shall have the right to inform Party B in writing and order Party B to make rectifications whenever any potential safety hazard is found on the part of Party B.

6.4 Party B shall, where it needs to add special equipment, carry out further decoration, change technical process or transform relevant facilities and equipment of Party A in response to its business operation demand, obtain the prior written consent of Party A, the consent of which shall not be withheld or delayed by Party A without reason or unreasonably. If any of such activities is required to be submitted to relevant authorities for approval, Party B shall be responsible for handling relevant approval procedures at its own expense, while Party A shall provide necessary cooperation and assistance therefor.

6.5 Party B shall operate in accordance with the law and shall not store inflammable, explosive, toxic substances and other pollutants in the Plant. During the lease term, Party B shall be responsible for the internal security work such as fire prevention, explosion-proof and anti-theft in connection with its relevant goods.

6.6 When the lease relationship is terminated, the deposit to Party A shall be used for offsetting the expenses due from Party B as agreed herein, with the residual amount to be refunded to Party B without interest within ten working days after all the procedures for lease withdrawal are completed.

Article 7 Status of the Plant at the Time of Re-delivery

7.1 Except where Party A agrees with Party B to renew the lease, Party B shall re-deliver the Plant along with relevant facilities and equipment within ten days after the expiration of the lease term hereof. If the re-delivery is delayed without Party A’s consent, Party B shall pay Party A a usage fee during the occupation period equaling to twice the daily rent applicable to the last period of the lease term for each day of delay.

7.2 Party B shall, after the expiration of the lease term or when the lease is withdrawn ahead of schedule, re-deliver the Plant as well as relevant facilities and equipment, which shall be in a state corresponding to post-normal use. At the time of re-delivery, Party A shall carry out acceptance inspection according to Annex IV hereto, and both Parties shall settle the relevant expenses to each other.

Article 8 Sublease and Change of Lease Relationship

8.1 During the lease term, Party B shall obtain the prior written consent of Party A before subletting part or all of the Plant to others. Party B shall, in case of subletting the Plant, enter into a written sublease contract with the sublessee as required.

8.2 Any transfer by Party B of the lease right on the Plant to a third party during the lease term shall be subject to the written consent of Party A. The new lessee of the Plant with the lease right shall enter into an agreement on contractual party change (covering the deposit change procedure) with Party A and Party B, for the purpose of continuing the performance hereof. The lease contract between Party A and Party B shall still be valid before the agreement on contractual party change is duly signed.

8.3 During the lease term, Party A shall, insofar as it needs to sell the Plant, notify Party B three months in advance. Party B shall have the right of first refusal under the same conditions. Where Party B waives the right of first refusal, Party A shall make it clear the lease situation of the Plant to the third-party buyer when selling the same, and shall procure and ensure that the new owner of the Plant agrees to perform the obligations of the lessor hereunder.

Article 9 Termination of Contract

9.1 Party A and Party B agree that this Contract shall be terminated under any of the following circumstances during the lease term, for which neither Party shall be liable to the other Party:

(1) The right to use the land within the area occupied by the Plant is recovered in advance according to law.

(2) The Plant is expropriated according to law for the public interest.

(3) The Plant is listed in the scope of house demolition permission according to law for the need of municipal construction.

(4) The Plant is identified as a dangerous plant or is damaged or lost due to force majeure during the lease term.

(5)  Both Parties agree to terminate this Contract after negotiation.

9.2 Both Parties agree that a Party may terminate this Contract by giving a written notice to the other Party under any of the following circumstances. The breaching Party shall pay liquidated damages to the other Party at a rate equaling to three times of the then-current monthly rent, and shall, to the extent that the liquidated damages paid by it are insufficient to cover the actual losses suffered by the other Party, make up for the difference between the actual losses and the liquidated damages to the other Party as well.

(1)  Party A fails to deliver all the Plant along with relevant facilities and equipment on schedule, and still fails to deliver them within ten days after being demanded by Party B.

(2) The Plant and its facilities and equipment delivered by Party A do not conform to the provisions hereof, resulting in the failure to realize the purpose of lease hereunder, which has not been corrected within [10] days after Party B’s request.

(3)  Party A having found hidden dangers against production safety on the part of Party B informs Party B in writing for rectification within a reasonable period of time, but Party B fails to so rectify or refuses to do so within the time limit.

(4)  Without the written consent of Party A and the approval of relevant authorities, Party B changes the operation and use nature of the Plant for business activities other than those specified in Article 2.1 hereof.

(5)  Party B adds or transforms special equipment, or produces, operates, transports, stores or uses dangerous goods or disposes abandoned hazardous chemicals without the written consent of Party A and the approval of safety production supervision, fire control and other relevant authorities.

(6)  Without the written consent of Party A, Party B sublets the Plant or exchanges the lease right thereon with others.

(7)  Party B has delayed in paying the rent for more than one month.

Article 10 Special Provisions on Breach of Contract

10.1 In the event Party A has mortgaged the land of the Plant or sold the Plant to a third party rather than Party B during the lease term, thus affecting Party B’s continued leasing operation at the address of the Plant and causing losses to Party B, Party A shall pay Party B liquidated damages at a rate equaling to three times of the then-current monthly rent. If the liquidated damages so paid are insufficient to cover the losses of Party B, Party A shall also be responsible for making up for the difference between the actual losses and the liquidated damages to Party B.

10.2 Party A shall, to the extent it cancels this Contract without authorization during the lease term and takes back the Plant ahead of schedule under circumstances other than those specified herein, pay Party B liquidated damages at a rate equaling to three times of the then-current monthly rent. If the liquidated damages so paid are insufficient to cover the losses of Party B, Party A shall also be responsible for making up for the difference between the actual losses and the liquidated damages to Party B.

10.3 During the lease term, if Party A fails to perform the repair and maintenance responsibilities hereunder timely in accordance with Article 6 hereof, resulting in damage to the Plant structure and relevant facilities and equipment, thereby Party B fails to operate normally or incurs losses from business suspension, Party A shall be liable for compensation.

10.4 In case Party B, without the written consent of Party A or beyond the scope and requirements consented by Party A, changes the building structure of the Plant, carries out decoration works such as power lines, or changes the technical process or production facilities in violation of relevant technical standards and fire safety regulations, Party A shall be entitled to require Party B to restore the Plant and relevant facilities and equipment to their original state and compensate Party A for the losses actually incurred therefrom.

10.5 Party B shall, if it withdraws the lease without authorization before expiration of the lease term except as stipulated herein, pay Party A liquidated damages at a rate equaling to three times of the then-current monthly rent. Insofar as the liquidated damages are insufficient to cover the losses of Party A, Party B shall be responsible for making up for the shortfall as well. Party A can deduct the liquidated damages from the deposit for lease. If the deposit is insufficient for deduction, the difference shall be paid separately by Party B.

Article 11 Dispute Resolution

11.1 This Contract shall be governed by the laws and regulations of the People’s Republic of China.

11.2 Matters not covered herein can be specified by both Parties in separate agreements to be entered into through negotiation. The supplementary agreements and annexes hereto shall be an integral part hereof having the same legal effect herewith.

11.3 Any dispute between both Parties during the performance hereof shall be settled through negotiation; if the negotiation fails, both Parties agree to have the dispute resolved by the 2nd  mean as follows:

(1) Referring the dispute to Shanghai Arbitration Commission for arbitration;

(2) Submitting the dispute to the People’s Court of Pudong New Area for litigation according to law.

11.4 This Contract shall come into force after being signed and sealed by both Parties.

11.5 This Contract together with its annexes shall be made in two originals, with Party A and Party B each holding one original, and each original having the same legal effect.

Party A:	Party B:

Signature (Seal):	Signature (Seal):

ID No.:	ID No.:

Contact Information:	Contact Information:

Date:	Date:

Supplementary Agreement

1. The property management fees for the Plant leased to Party B shall be calculated at a rate of RMB2.1 per square meter per month, with the corresponding monthly property management fees therefor being RMB20,695. Party B shall pay the property management fees to Shanghai Renlian Real Estate Management Co., Ltd. For details, please refer to the property management convention.

2. During the lease term, Party A agrees to provide Party B with [20] parking spaces free of charge. If Party B needs to rent additional parking spaces, it can apply to the property management company for the latter to arrange the allocation uniformly. The rent of the above-ground parking spaces shall be RMB50 per month per vehicle, and that of the under-ground parking spaces shall be RMB[100] per month per vehicle (if applicable). Party A shall, before the 10th day of each month, pay the property management company the rent for the free-of-charge parking spaces provided to Party B, while Party B shall, before the 10th day of each month, pay the property management company the rent for the additional parking spaces. In case of failure to make the said payment within the time limit, the property management company may sublet such parking spaces. Regarding the above-mentioned rent payable by Party A to the property management company, should Party A fail to effect the payment on time, Party B may make the payment for Party A and recover the same from Party A or deduct it accordingly from the rent for the next period. Party A shall ensure that the parking spaces around the housing area leased by Party B, which Party B shall be entitled to the priority of leasing, are preferentially arranged to Party B. Consultation shall be made with Party B before the property management company leases out the corresponding parking spaces.

3. The use of goods-related transport corridors, unloading areas and public spaces, among others, and the establishment of external logo location shall be subject to the relevant rules formulated by Shanghai Renlian Real Estate Management Co., Ltd.

4. Party B shall, where it needs to add other temporary business facilities, give a prior written notice to Party A, and shall obtain the written consent of Party A before it can proceed with the same. In order to ensure the image of the park, Party B shall not hang air conditioning, electrical appliances, light box advertising and other ancillary facilities on the external wall of the main road of the Plant, provided that Party B is allowed to so hang the company name or logo after confirming the hanging scheme with Party A, which confirmation shall not be withheld by Party A without reason.

5. Party A shall provide Party B with independent water and electricity meters, and Party B shall pay the corresponding fees according to the amount recorded in the meters every month. The standard power distributed to the subject property in the park is 400KVA, and the relevant expenses incurred for the part beyond the standard power distribution in the park shall be borne by Party B.

6. Party B shall, in case of a need to install indoor water supply and drainage devices and carry out interior decorations, inform Party A of the decoration scheme and relevant pipeline drawings in advance in writing and obtain Party A’s consent before construction.

7. The property management company shall properly coordinate with the water supply department to enable the around-the-clock supply of required tap water to the site of Party B. The property management company shall be responsible for installing the main pipe for water supply and the water meter to the position designed by Party A, and undertake the corresponding works at its expense, after which Party B shall undertake the arrangement works and bear the costs therefor. In case of water supply failure (whether it is attributable to Party A or the property management company or the water supply department) for more than [24] hours, Party A shall (or procure the property management company to) take such temporary water supply measures as necessary to ensure to meet the normal water demand of Party B.

8. Party A agrees with Party B to install large outdoor air conditioning units, and shall, after Party B issues relevant drawings, actively cooperate with and assist Party B in the placement of such units.

Party A:

Legal Representative/Authorized Agent (Signature):

Party B:

Legal Representative/Authorized Agent (Signature):

Executed on: February 1, 2021

Annex I Certificate of Real Estate Ownership

Annex II: Floor Plans

The above annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

Annex III Details of Rent Payment

The rent shall be paid to Party A i.e. Shanghai Shengyu Culture Development Co., Ltd.;

The property management fees shall be paid to Shanghai Renlian Real Estate Management Co., Ltd.;

Payment Schedule	Deposit	Rent	Subtotal (Deposit + Rent)	Property Management Fees	Remarks
Initial payment (before March 15, 2021)	899,246	/	899,246	34,717	Deposit + 2 months’ property fees (1 month and 10 days for the first floor; 2 months for the second floor;) deposit paid: 404,943; property management fees paid: 21,506;
Before March 20, 2021	/	1,277,854	1,277,854	58,816	April to June 2021 (RMB71,015 per day, after deducting the 10 days’ rent-free period for the first floor)
Before June 20, 2021	/	1,348,869	1,348,869	62,085	July to September 2021
Before September 20, 2021	/	1,348,869	1,348,869	62,085	October to December 2021
Before December 20, 2021	/	1,348,869	1,348,869	62,085	January to March 2022
Before March 20, 2022	/	1,348,869	1,348,869	62,085	April to June 2022
Before June 20, 2022	/	1,348,869	1,348,869	62,085	July to September 2022
Before September 20, 2022	/	1,348,869+221,732=1,570,601	1,348,869	62,085+10,206=72,291	October 2022 to January 15, 2023 (15 days for January 2023)

Annex IV

Overview of Existing Decorations, Ancillary Facilities and Equipment

Floor: cement floor

Inner wall: brick structure with tie column, cement mortar painting

External wall: brick structure with tie column, cement mortar painting

Ceiling and lighting: lighting lamp

Fire control: fire hydrant and smoke sensing system

Any other decoration-related demands in response to special operations shall be negotiated by both Parties and confirmed by Party A, with the corresponding expenses to be borne by Party B.

Equipment and Facilities

Air conditioning: Party B shall be responsible for the installation and bear the relevant expenses

Power supply: The property management company shall properly coordinate with the power supply department in enabling the around-the-clock supply of lighting and power to Party B as required for its business (except for the maintenance and troubleshooting to be conducted by the power supply department in the place where the Plant is located). In case of power supply failure (whether it is attributable to Party A or the property management company or the power supply department) for more than [24] hours, Party A shall (or procure the property management company to) take such temporary power supply measures as necessary to ensure to meet the normal power demand of Party B.

Fire control, alarm and spray system: Party A shall provide fire control system facilities required in the specifications. Party B shall arrange the design drawings of fire control, alarm and spray terminals by itself and report them to the local fire department. After approval, the construction shall be carried out by the professional fire control company designated by the property management company. Party B shall be responsible for the materials and bear the installation costs of the above terminal facilities.

Telephone line and network line: Party B shall be responsible for the design, construction and installation of the work from each household to the weak case and the subsequent work, and shall report the same to relevant departments by itself.

Water supply: the property management company shall supply tap water as required around the clock to the site, be responsible for installing the main pipe for water supply and the water meter to the position designed by Party A, and undertake the corresponding works at its expense; after which Party B shall undertake the arrangement works and bear the costs therefor.

The pipelines and equipment in the toilet shall meet the requirements of Party B.

Annex V

Confirmation on House Delivery

Party A and Party B hereby state that Party A has delivered to Party B the second floor of the Plant before February 1, 2021 and the first floor thereof before March 1, 2021. From the date of actual delivery, the Plant has been under the control of Party B, both Parties having no need to go through other delivery procedures.

Both parties confirm that the Plant has a floor area of [9,854.76] square meters (the rent, property management fees and other related expenses to be counted hereunder shall be subject to the area approved in the certificate of real estate ownership).

Both Parties confirm that the following defects are found on the part of the Plant at the time of delivery:

[  / ]

Party A:

Legal Representative/Authorized Agent (Signature):

Party B:

Legal Representative/Authorized Agent (Signature):

Executed on: